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                                                                   EXHIBIT 4.2


                          CERTIFICATE OF DESIGNATION
                   ESTABLISHING A SERIES OF PREFERRED STOCK
                                      of
                           QUESTRON TECHNOLOGY, INC.


To the Secretary of State of the State of Delaware:


                  QUESTRON TECHNOLOGY, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that: pursuant to the provisions of Sections 151(a) and 151(g) of the General Corporation Law of the State of Delaware, the following resolution establishing and designating a series of shares of preferred stock and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the Corporation on December 27, 1996.

                  "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation as amended, a series of preferred stock, $.01 par value per share, of the Corporation be established and given the distinctive designation of "Series B Convertible Preferred Stock" the ("Series B Preferred Stock"). The number of shares of the Series B Convertible Preferred Stock authorized to be issued by the Corporation shall be 1,250,000 shares. The rights, preferences, privileges and restrictions granted to and imposed upon the Series B Convertible Preferred Stock are as set forth on the attached Exhibit I."

                  IN WITNESS WHEREOF, Questron Technology, Inc. has caused this Certificate to be signed by its President and attested by its Secretary, this 3rd day of February, 1997.


                                           QUESTRON TECHNOLOGY, INC.


                                           By: /s/ DOMINIC A. POLIMENI
                                               -------------------------------
                                               President
ATTEST:


/s/ MILTON M. ADLER

Secretary



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                                   EXHIBIT I

                  1.       Voting

                  (a) Except as provided in Sections 1(b) and 1(c) the holders of the Series B Preferred Stock shall have no right to vote on matters submitted to the stockholders of the Corporation.

                  (b) The holders of the Series B Preferred Stock shall be entitled to that number of votes per share of Series B Preferred Stock equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible. Such holders shall be entitled to cast such votes on any matter which is submitted to the holders of the Corporation's Common Stock and, except as provided in Section 1(c), shall vote with the holders of the Common Stock as a single class.

                  (c) The Corporation shall not, without the affirmative vote or consent of the holders of shares representing at least a majority of the shares of Series B Preferred Stock then outstanding, acting as a separate class:

                           (i)  in any manner authorize or create any class of
capital stock ranking, either as to payment of dividends or distribution of assets, prior to or on a parity with the Series B Preferred Stock; or

                           (ii)  in any manner alter or change the designa-
tions, powers, preferences or rights or the qualifications, limitations or restrictions of the Series B Preferred Stock;

                  provided, however, that, except as otherwise provided by law, any such vote or consent by the holders of the Series B Preferred Stock shall be sufficient authorization, insofar as the need to obtain approval of the Series B Preferred Stock is concerned, for any such action, and when such action is effected upon such vote or consent of the Series B Preferred Stock, holders of shares of the Series B Preferred Stock dissenting from such action shall not have any rights to payment for their shares by reason of this provision.

                  2.       Rights on Liquidation, Dissolution or Winding Up

                  In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series B
Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of any other class or series of the capital stock of the Corporation, $.01 per share of Series B Preferred Stock together with any accrued but unpaid dividends (whether or not declared) to the date of payment. If,

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upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of the Series B Preferred Stock, the full amounts to which they respectively shall be entitled, the holders of share of the Series B Preferred Stock shall share ratably in any distribution of assets in proportion of their respective ownership of Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of the Series B Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of shares of all other classes and series of the capital stock of the Corporation, to the exclusion of the holders of shares of the Series B Preferred Stock, shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders. The consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation unless the effect thereof shall be to cause a distribution of assets among its stockholders.

                  3.       Conversion and Dividends

                  (a) Each share of the Series B Preferred Stock shall automatically convert on the second anniversary of the effective date of the registration statement filed by the Corporation under the Securities Act of 1933 relating to the Series B Preferred Stock (the "Effective Date"), without any action on the part of the holder thereof or the Corporation, into that number of shares of Common Stock, par value $.001 per share, of the Corporation ("Common Stock") equal to the offering price attributable to the Series B Preferred Stock ($5.75) divided by 80% of the closing price per share of Common Stock as reported by the Nasdaq SmallCap Market on the trading day immediately preceding the Effective Date. Holders of the Series B Preferred Stock will be entitled, when and as declared by the Board of Directors, to receive, in respect of the two years before the Series B Preferred Stock converts, an annual dividend per share equal to 2% of the $5.75 offering price of the Series B Preferred Stock sold as part of the Units, or $0.115 per share. Such dividends shall accrue from the Effective Date and shall be payable on each of the two anniversaries following the Effective Date, in cash or shares of Common Stock at the option of the Corporation. The aforementioned dividends shall be cumulative and no dividends shall be paid or set apart in respect of the Common Stock or any other class of securities which ranks junior to the Series B Preferred Stock unless and until all accrued and unpaid dividends upon such Series B Preferred Stock have been paid or set apart in full. No interest shall accrue with respect to dividends in arrears.


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                  (b) The number of shares of Common Stock to be issued upon the conversion of Series B Preferred Stock shall be subject to proportional adjustment from time to time as follows:

                           (i)  If the Corporation at any time shall consoli-
date or merge with or sell or convey all or substantially all of its assets to any other corporation or partnership, the shares of the Series B Preferred Stock then outstanding shall be convertible into such number and kind of securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance upon or with respect to the shares of Common Stock into which the Series B Preferred Stock is convertible.

                           (ii)  If the Corporation shall at any time re-
classify or change the outstanding Common Stock into a different type of security or securities or other property ("Reclassified Securities"), then each holder of Series B Preferred Stock, at such holder's sole option, shall thereafter be entitled to convert any share of Series B Preferred Stock held by such holder into such number of Reclassified Securities as would have been issuable to such holder of Series B Preferred Stock, had such holder converted such share of Series B Preferred Stock into Common Stock immediately prior to the reclassification or change of Common Stock into such Reclassified Securities.

                           (iii)  If the Corporation at any time pays to the
holders of the Common Stock a dividend in Common Stock, the number of shares of Common Stock issuable upon conversion of the then outstanding shares of the Series B Preferred Stock shall be proportionately increased, effective as of the close of business on the record date for determination of the holders of the Common Stock entitled to such dividend.

                  (c) The Corporation shall undertake to have authorized and thereafter reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, solely for the purpose of issuing upon the conversion of the shares of the Series B Preferred Stock, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the then outstanding shares of the Series B Preferred Stock.

                  4. No Reissuance of Series B Preferred Stock. No share or shares of the Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

                  5. Notices. Any notice or other communication under the provisions of this Certificate shall be in writing, and shall be given by postage prepaid, first class mail, receipt requested,

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by hand delivery with an acknowledgement copy, or by any reputable service which guarantees over night delivery ("Over Night Mail"), directed to the Corporation at 6400 Congress Avenue, Suite 200, Boca Raton, Florida 33487, and to the Holders at their respective addresses as set forth in the records of the Corporation, or to any new address of which the Corporation or any Holder shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by mail, three (3) days after it is mailed within the continental United States; if sent by Over Night Mail, one day after it is mailed; or by hand delivery, upon receipt.

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